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ENGAGEMENT AGREEMENT

This agreement (the "Agreement"), dated as of October 31, 2008, will confirm the arrangement under which Genesis Capital Advisors, LLC and its designated FINRA licensed Broker Dealer retained under the terms of this agreement ("Genesis") has been engaged by Premier Power Renewable Energy, Inc., a Delaware corporation, which, together with its affiliates, subsidiaries, related companies, special purpose entities, shareholders and controlling entities or persons, shall hereafter be referred to as the "Company", to assist the Company in connection with a possible sale, merger, acquisition, financing or other transaction or series of transactions involving the Company.

1. Services, Exclusivity. Genesis will provide the Company with assistance in connection with a possible transaction or series of transactions, including, without limitation, a sale, merger, acquisition, stock purchase, asset purchase, equity financing, debt financing, project financing, recapitalization, reorganization, consolidation, amalgamation or other transaction (any of the foregoing, a "Transaction"). The Company will not engage any other person or entity to perform any of the services set forth herein with respect to any potential Transaction.

2. Cooperation.

(a) The Company shall furnish Genesis with all information and data that Genesis shall reasonably request in connection with Genesis' activities hereunder, and shall provide Genesis full access, as requested, to the Company's officers, directors, employees and professional advisors. The Company agrees to promptly advise Genesis of all developments materially affecting the Company, any proposed Transaction or the accuracy of the information previously furnished to Genesis by the Company.

(b) Genesis (i) will be relying on information and data provided by the Company and available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) does not assume responsibility for the accuracy or completeness of any such information and data, and (iii) retains the right to perform due diligence on the Company during the course of this engagement

3. Services and Engagement.

(a) Genesis shall not provide any legal, accounting, regulatory or tax advice with respect to any Transaction and the Company shall consult its own legal, accounting, regulatory and tax advisors to the extent it deems appropriate.

(b) Genesis is not an agent of the Company and shall not have the authority to enter into any agreement binding upon or otherwise obligating the Company to enter into a Transaction. Furthermore, this Agreement does not constitute a partnership or joint venture. Genesis may have other clients for which it provides similar services and Genesis partners have been and may continue to be employed by and affiliated with FINRA regulated Broker Dealers in order to comply with FINRA and SEC laws governing certain transactions.

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(c) The Company acknowledges that it is sophisticated and experienced in transactions similar to the contemplated Transaction. The Company further acknowledges that Genesis will act as an independent contractor hereunder, and that Genesis' responsibility to the Company is solely contractual in nature, and that Genesis does not owe the Company, or any other person or entity, any fiduciary or similar duty as a result of its engagement hereunder or otherwise.

(d) Genesis may assign or transfer this Agreement to an affiliate, partner or other entity, as necessary, to comply with the laws and regulations governing a Transaction or the services herein in any state, country or territory that Company may enter into a Transaction.

(e) Genesis has and may in the future retain a FINRA licensed Broker Dealer on behalf of Genesis and Company in order to provide any services regulated by FINRA and the SEC under this Agreement. If a Genesis Partner Licensed under FINRA changes at its sole election may assign this Agreement to and/or retain a different FINRA registered Broker Dealer at any time during this Agreement.

4. Compensation.

(a) The Company agrees to pay Genesis in cash a fee (the "Transaction Fee") equal to six percent (6%) of the Transaction Value (as defined below) for a sale of equity, merger, acquisition or asset sale.

(b) The Transaction Fee with respect to any Power Purchase Agreement financing or debt financing shall equal two percent (2%) of the Transaction Value (as defined below).

(c) Any Transaction Fee due shall be paid immediately when the Company first receives any consideration (directly or indirectly) for the Transaction, or when the Company first provides any consideration (directly or indirectly) for the Transaction, whichever takes place first. At Genesis' sole election and request, Company shall pay the Transaction Fee in the form of Company's unrestricted common stock.

"Transaction Value" shall mean the aggregate amount of cash and the fair market value (determined as set forth below) of any securities or other property paid or payable directly or indirectly by or to the Company, any of its security holders, or any of its directors or executive officers in connection with a consummated Transaction including, without limitation, (i) any dividends paid or any stock redemptions made in connection with the Transaction, (ii) all indebtedness for borrowed money and other liabilities directly or indirectly assumed, refinanced, retired or extinguished in connection with the Transaction, or which otherwise remains outstanding with the Company or any subsidiary thereof as of the consummation of the Transaction, (iii) all amounts paid or other value ascribed in the Transaction (including the form of "rollover" options or warrants) in respect of issued warrants, options or other convertible securities in connection with the Transaction; (iv) the full amount of any consideration placed in escrow or otherwise held back to support the Company's (or its stockholders') indemnification or similar obligation under the definitive documents with respect to the Transaction; and (v) the present value (as agreed to in good faith by the Company and Genesis) of any contingent consideration to be paid in the future, including excessive employment agreements and non-compete agreements.

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For purposes of computing the Transaction Value, non-cash consideration shall be valued as follows: (i) publicly-traded securities shall be valued at the average of their 4:00 p.m. closing prices (as reported in the Wall Street Journal) for the five trading days prior to the closing of the Transaction and (ii) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and Genesis.

(d) If, following or in connection with the termination, abandonment or failure to occur of any proposed Transaction, during the term of this Agreement or during the thirty-six (36) month period following the date of termination of this Agreement, the Company is entitled to receive a break-up, termination, "topping", expense reimbursement or similar fee or payment (including, without limitation, any judgment for damages or amount in settlement of any dispute as a result of such termination, abandonment or failure to occur), Genesis shall be entitled to a cash fee, payable promptly following the Company's receipt of such amount, equal to twenty-five percent (25%) of the aggregate amount of all fees, payments, judgments or amounts paid to the Company; provided, however, that, under this Section 4(b) Genesis shall not receive an amount greater than the Transaction Fee that would have been payable had the proposed Transaction been consummated, plus the reimbursement of out-of-pocket expenses.

(e) Except as expressly set forth herein, no fee payable to Genesis hereunder shall be credited against any other fee due to Genesis. The Company's obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

5. Payments. All payments to be made to Genesis pursuant to Section 4 shall be made as follows:

(a) In the event an escrow or other third-party is used to facilitate or govern a Transaction, (including but not limited to a court of law, law firm, accounting firm, or other entity) ("Escrow"), payment shall be made through Escrow such that the Company shall provide or cause the provision of any anticipated compensation hereunder to Escrow, and Escrow shall directly disburse said compensation to Genesis without any deduction for tax in accordance with the timing of payments provided for by this Agreement. In the event an Escrow is not used, payments shall be made in cash by wire transfer of immediately available U.S. funds without deduction for any tax in accordance with the timing of payments provided for by this Agreement.

6. Expenses. In addition to any fees that may be paid to Genesis hereunder, whether or not any Transaction occurs, upon request by Genesis, the Company will reimburse Genesis, within ten (10) business days, for all out-of-pocket expenses incurred by Genesis in connection with its engagement, which have been approved by the Company.

7. Indemnification. The Company will indemnify and hold Genesis and any of its affiliates, directors, officers, agents, employees or controlling persons ("Indemnified Parties") harmless against any and all losses, claims, damages or liabilities, including reasonable attorneys' fees and expenses (any of the foregoing, a "Claim"), arising from 1) the Company's breach of any part of this Agreement, 2) any act by the Company that actually causes a Claim against Genesis, or 3) any actions taken or services provided by Genesis under this Agreement, except for acts of gross negligence or intentional misconduct in performing such actions or services. The foregoing

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indemnification shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Parties. This indemnification provision shall survive any termination or expiration of this Agreement.

8. Termination. Genesis' engagement hereunder will commence upon the execution of this Agreement by both parties, and will continue until terminated by either party on ninety (90) days' written notice to the other, provided, however, the Company will not terminate this Agreement prior to that date which is twelve (12) months from the date of the execution of this Agreement. Upon any termination of this Agreement, the Company shall promptly pay Genesis any accrued but unpaid fees hereunder, and shall reimburse Genesis for any unreimbursed expenses that are reimbursable hereunder. In the event of any termination of this Agreement, Genesis shall be entitled to the applicable fee(s) set forth in Section 4 if the Company enters into an agreement for a Transaction prior to that date which is twenty four (24) months from the date of termination of this Agreement and such agreement subsequently results in a Transaction. Upon any termination of this Agreement, the rights and obligations of the parties hereunder shall terminate, except for those set forth in Sections 4-12, or as otherwise provided in this Agreement.

9. Non-circumvention. The Company shall not in any manner solicit or accept any business from any contact provided by Genesis or engage in any transaction with any such contact for twenty four (24) months following the termination or expiration of this Agreement, without the prior written consent of Genesis.

10. Confidentiality. Genesis and the Company agree during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which they know or have reason to know is considered confidential by Genesis or the Company. All business, financial, operational and proprietary information received by either party or its representatives, directly or indirectly, from the other party shall be kept confidential at all times and shall not be disclosed to any third party outside the scope of this engagement, except as necessitated by law, or used in any manner contrary to the disclosing party's best interest.

11. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of conflict of laws thereof.

12. Announcements. The Company agrees that Genesis may, following a Transaction, place an announcement in such newspapers, electronic media and periodicals as it may choose, stating Genesis' role and other material terms of the Transaction. Genesis shall be entitled to use the Company's name and logo in connection therewith. The Company agrees that any press release it may issue announcing a Transaction will, at Genesis' request, contain a reference to Genesis' role in the Transaction.

13. Notices. All notices, consents and other communications required by the terms of this Agreement, including any change of address, shall be in writing and sent to the parties at the addresses specified below. Any such notice shall be deemed to have been given three (3) days after mailing or when received if sent by hand, facsimile or air courier.

To Company: To Genesis:

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Premier Power
4961 Windplay Dr., Ste. 100
El Dorado Hills, CA 95762
Facsimile (916) 939-0490
Attn: Dean Marks

Genesis Capital Advisors
15760 Ventura Blvd., Ste. 1550
Encino, CA 91436
Facsimile (818) 528-3445
Attn: Charlie Gilreath

14. Headings. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous understandings, both oral and written, of the parties. This Agreement may not be amended or modified except by an agreement in writing, executed by the parties hereto.

16. Severability. If one or more provisions of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision or the illegal, invalid or unenforceable portion thereof shall be deemed severed from this Agreement and all other portions of this Agreement shall be considered valid and remain in effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic transmission of the Agreement shall constitute one acceptable method to provide notice of acceptance between the parties.

18. Waiver. The failure of any party to exercise a right under this Agreement or insist on the performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of that right or future compliance therewith. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such waiving party.

19. Binding. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Premier Power Renewable Energy, Inc.

By: [signature]
Name: Dean Marks
Title: Chief Executive Officer

Genesis Capital Advisors, LLC

By: [signature]
Name: Charlie Gilreath
Title: Managing Member